EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement on Form S-8 relating to the 2005 Key Employees Incentive Plan of Inco Limited to be filed with the United States Securities and Exchange Commission on or about June 20, 2005 and to the incorporation by reference therein of our report dated February 14, 2005 relating to the financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on page 134 of Inco Limited’s Annual Report of Form 10-K for the year ended December 31, 2004.

/s/	Pricewaterhouse Coopers LLP

Pricewaterhouse Coopers LLP

Chartered Accountants
Toronto, Ontario
June 17, 2005